Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2019 FIRST QUARTER RESULTS

•Q1 2019 diluted EPS was $0.84 compared to Q1 2018 diluted EPS of $0.68, a 23.5% year-over-year increase.

•Q1 2019 Sales were $609.9 million, an increase of 12.9% over first quarter 2018 (14.9% increase in constant currency).

•Free Cash Flow* for Q1 2019 was negative $15.2 million compared to positive $3.1 million in Q1 2018.

•Full year 2019 guidance is reaffirmed.

*Free cash flow is operating cash flow less cash paid for capital expenditures.

Summary of Results from Operations
	Quarters Ended
	March 31,
(In millions, except per share data)	2019	2018	% Change

Net Sales	$609.9	$540.1	12.9%
Net sales change in constant currency			14.9%
Operating Income	102.8	82.4	24.8%
As a % of sales	16.9%	15.3%
Net Income	72.2	61.6	17.2%
Diluted net income per common share	$0.84	$0.68	23.5%

STAMFORD, Conn. April 23, 2019 – Hexcel Corporation (NYSE: HXL) today reported first quarter 2019 results including net sales of $609.9 million and diluted EPS of $0.84.

Nick Stanage, Chairman, CEO and President said: “Our results this quarter reflect a strong start to the year and reaffirm our confidence in our guidance for 2019. Hexcel generated its highest ever quarterly sales with growth across all of our markets, and our diluted earnings per share increased by over 23% compared to Q1 2018. With strong sales growth and most of the headwinds that challenged us in 2018 now behind us, margins have stepped up year over year as we forecasted. Reflecting robust revenue growth in the period there was a $15 million use of cash in the first quarter related to working capital, in line with expectations. The integration of our latest acquisition, ARC Technologies, continues on track with strong first quarter performance. As we take this momentum forward into the year, we remain focused on innovation to support next-generation composite solutions for our customers, operational excellence and continued cash generation.”

Markets

Sales for the first quarter of 2019 were $609.9 million, an increase of 12.9% (14.9% in constant currency) compared to the first quarter of 2018.

Commercial Aerospace

•

Commercial Aerospace sales of $415.5 million increased 8.6% (9.6% in constant currency) for the first quarter of 2019 as compared to the prior year period. The quarter saw positive growth for most programs with particularly strong performance for the A320neo and B737 MAX as well as continued growth for the Boeing 787 and Airbus A350 widebody programs. Despite obvious uncertainties related to the B737 MAX, overall demand remains strong globally and provides confidence in the Company’s projected growth for the year.

•	Sales to “Other Commercial Aerospace” which includes regional and business aircraft, were up 7% for the first quarter of 2019 as compared to 2018, driven primarily by business jets.

Space & Defense

•

Space & Defense sales of $107.8 million increased 19.6% (21.8% in constant currency) for the quarter as compared to the first quarter of 2018. Revenue from ARC Technologies, acquired in January 2019, is now included in Space & Defense sales. Growth in the F-35 Joint Strike Fighter was the primary driver in the quarter along with continued strength in military rotorcraft. Rotorcraft now accounts for just over 40% of Space & Defense sales compared to about 50% previously, with the change attributable to the acquisition of ARC Technologies which strengthens the Company’s position in military programs.

Industrial

•

Total Industrial sales of $86.6 million for the first quarter of 2019 increased 28.7% (36.8% in constant currency) as compared to the first quarter of 2018. Wind energy sales (the largest sub-market in Industrial) increased 78.0% in constant currency compared to Q1 2018 which preceded a rate ramp up that began in mid-2018.

Consolidated Operations

•

Gross margin for the first quarter of 2019 was 27.4% compared to 26.4% in the first quarter of 2018. The year-over-year improvement reflects strong operational execution combined with the decline in a number of operational headwinds, including acrylonitrile (AN) pricing and wind energy resin pricing, resulting in a robust improvement in margin intensity. The Company’s newest plant in Roussillon, France is fully operational and producing qualified precursor and aerospace-grade carbon fiber to help meet growing demand in the region.
•

Operating expenses for the first quarter were in line with Company expectations, although higher than Q1 2018 due to an increase in product qualifications and R&T expenditures, both of which reflect the Company’s continued focus on innovation and growth. Selling, General and Administrative expenses were up 6.7%, and Research & Technology expenses were up 8.0%.

•

Operating income in the first quarter of 2019 was $102.8 million, or 16.9% of sales, compared to $82.4 million, or 15.3% of sales, in 2018. Exchange rates, after taking hedges into account, favorably impacted the first quarter by approximately 50 basis points compared to 2018.

Cash and Other

•

The tax provision was $20.6 million for the quarter, based on an effective tax rate of 22.7%,  compared to 18.9% in 2018. Both periods benefitted from deductions associated with share-based compensation payments, as this activity is typically highest in the first quarter. The underlying effective tax rate is expected to be 24% for the remaining quarters of the year.

•

Free cash flow in the first quarter of 2019 was a usage of $15.2 million compared to the generation of $3.1 million in the first quarter of 2018, an $18.3 million year-over-year decrease. Working capital was a use of $78.4 million in the first quarter of 2019 compared to a $46.2 million use in the first quarter of 2018. The majority of the increase was driven by increased accounts receivable. Capital expenditures (accrual basis) were $57.5 million in first quarter 2019 compared to $45.3 million in first quarter 2018. Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures.

•	The Company used $11 million to repurchase shares of its common stock during the first quarter of 2019 and has $374 million remaining under the authorized share repurchase program.
•	As announced today, the Board of Directors declared a quarterly dividend of $0.15 per share payable to stockholders of record as of May 3, 2019, with a payment date of May 10, 2019.

2019 Guidance (unchanged)

•	Sales of $2.375 billion to $2.475 billion
•	Adjusted diluted earnings per share of $3.38 to $3.52
•	Free cash flow greater than $250 million
•	Accrual basis capital expenditures of $170 million to $190 million

* The Company is not providing a quantitative reconciliation of our non-GAAP guidance to the corresponding GAAP information because the GAAP measures that we exclude from our non-GAAP guidance are difficult to predict and are primarily dependent on future uncertainties.

*****

Hexcel will host a conference call at 9:00 a.m. ET, on April 24, 2019 to discuss the first quarter 2019 results. The event will be webcast via the investor relations webpage at www.hexcel.com. The event can also be accessed by dialing +1 (647) 689-5685 and the conference ID is 4284658. Replays of the call will be available on the website.

*****

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, adhesives, engineered core and composite structures, used in commercial aerospace, space and defense and industrial applications. Learn more at www.Hexcel.com.

*****

Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to the estimates and expectations based on aircraft production rates made publicly available by Airbus, Boeing and others; the revenues we may generate from an aircraft model or program; the impact of the possible push-out in deliveries of the Airbus and Boeing backlog and the impact of delays in the startup or ramp-up of new aircraft programs or the final Hexcel composite material content once the design and material selection have been completed; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations of growth in revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding growth in sales for wind energy, recreation, automotive and other industrial applications; expectations regarding working capital trends and expenditures; expectations as to the level of capital expenditures and when we will complete the construction of capacity expansions and qualification of new products; expectations regarding our ability to maintain and improve margins as we add new facilities and in view of the current economic environment; projections regarding our tax rate; and the anticipated impact of the above factors and various market risks on our expectations of financial results for 2019 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to reductions in sales to any significant customers, particularly Airbus, Boeing or Vestas, including any reduction in sales to Boeing related to a decrease in production volume of the 737 MAX; changes in sales mix; changes in current pricing and cost levels; changes in aerospace delivery rates; changes in government defense procurement budgets; changes in military aerospace program technology; timely new product development or introduction; industry capacity; increased competition; availability and cost of raw materials; supply chain disruptions; inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements; cybersecurity breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions; including, but not limited to, the effect of change in U.S. trade policies and the exit of the U.K. from the European Union; work stoppages or other labor disruptions; unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Kurt Goddard, Vice President – Investor Relations
(203) 352-6826
Kurt.Goddard@Hexcel.com

Hexcel Corporation and Subsidiaries
Consolidated Statements of Operations
	Unaudited
	Quarters Ended
	March 31,
(In millions, except per share data)	2019	2018
Net sales	$609.9	$540.1
Cost of sales	442.7	397.5
Gross margin	167.2	142.6
% Gross Margin	27.4%	26.4%

Selling, general and administrative expenses	49.5	46.4
Research and technology expenses	14.9	13.8
Operating income	102.8	82.4

Interest expense, net	12.0	8.0
Income before income taxes, and equity in earnings of affiliated companies	90.8	74.4
Provision for income taxes	20.6	14.1
Income before equity in earnings of affiliated companies	70.2	60.3
Equity in earnings from affiliated companies	2.0	1.3
Net income	$72.2	$61.6

Basic net income per common share:	$0.85	$0.68

Diluted net income per common share:	$0.84	$0.68

Weighted-average common shares:
Basic	85.0	90.0
Diluted	86.0	91.2

Hexcel Corporation and Subsidiaries
Consolidated Balance Sheets
	Unaudited
	March 31,	December 31,
(In millions)	2019	2018
Assets
Cash and cash equivalents	$43.7	$32.7
Accounts receivable, net	324.3	260.9
Inventories, net	334.5	297.8
Contract assets	53.7	50.5
Prepaid expenses and other current assets	26.1	33.9
Total current assets	782.3	675.8

Property, plant and equipment	2,894.5	2,839.9
Less accumulated depreciation	(991.8)	(963.4)
Net property, plant and equipment	1,902.7	1,876.5

Goodwill and other intangible assets, net	286.2	142.3
Investments in affiliated companies	50.9	48.7
Other assets	143.9	80.8
Total assets	$3,166.0	$2,824.1

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$9.7	$9.4
Accounts payable	165.2	161.9
Accrued compensation and benefits	62.1	75.8
Accrued liabilities	112.9	79.6
Total current liabilities	349.9	326.7

Long-term debt	1,160.0	947.4
Retirement obligations	42.1	42.0
Other non-current liabilities	241.6	186.0
Total liabilities	$1,793.6	$1,502.1

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 108.8 shares issued at March 31, 2019 and 108.5 shares issued at December 31, 2018	$1.1	$1.1
Additional paid-in capital	811.8	798.3
Retained earnings	1,786.0	1,726.5
Accumulated other comprehensive loss	(113.9)	(108.0)
	2,485.0	2,417.9

Less – Treasury stock, at cost, 24.0 at March 31, 2019 and 23.7 shares issued at December 31, 2018, respectively	(1,112.6)	(1,095.9)
Total stockholders' equity	1,372.4	1,322.0
Total liabilities and stockholders' equity	$3,166.0	$2,824.1

Hexcel Corporation and Subsidiaries
Consolidated Statements of Cash Flows
	Unaudited
	Quarters Ended
	March 31.
(In millions)	2019	2018

Cash flows from operating activities
Net income	$72.2	$61.6
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	38.7	29.8
Amortization related to financing	0.3	0.3
Deferred income taxes	4.2	10.1
Equity in earnings from affiliated companies	(2.0)	(1.3)
Stock-based compensation	11.1	9.9

Changes in assets and liabilities:
Increase in accounts receivable	(59.4)	(41.2)
Increase in inventories	(32.3)	(14.6)
(Increase) decrease in prepaid expenses and other current assets	(5.8)	2.6
Increase in accounts payable/accrued liabilities	19.1	7.0
Other - net	(0.2)	(1.6)
Net cash provided by operating activities (a)	45.9	62.6

Cash flows from investing activities
Capital expenditures (b)	(61.1)	(59.5)
Acquisitions of business and investments in affiliates	(158.4)	-
Net cash used in investing activities	(219.5)	(59.5)

Cash flows from financing activities
Borrowing from senior unsecured credit facility	289.0	133.0
Repayment of senior unsecured credit facility	(77.0)	(105.0)
Repayment and finance lease obligation and other debt, net	(0.2)	-
Dividends paid	(12.7)	(11.2)
Repurchase of stock	(11.2)	(30.1)
Activity under stock plans	(3.0)	(2.2)
Net cash provided by (used in) financing activities	184.9	(15.5)
Effect of exchange rate changes on cash and cash equivalents	(0.3)	2.1
Net increase (decrease) in cash and cash equivalents	11.0	(10.3)
Cash and cash equivalents at beginning of period	32.7	60.1
Cash and cash equivalents at end of period	$43.7	$49.8

Supplemental data:
Free Cash Flow (a)+(b)	$(15.2)	$3.1
Accrual basis additions to property, plant and equipment	$57.5	$45.3

* Management believes that free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which is a non-GAAP measure, is meaningful to investors because it provides a view of Hexcel with respect to ongoing operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended March 31, 2019 and 2018				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2019	2018	%	Effect (b)	2018	%
Commercial Aerospace	$415.5	$382.7	8.6	$(3.6)	$379.1	9.6
Space & Defense	107.8	90.1	19.6	(1.6)	88.5	21.8
Industrial	86.6	67.3	28.7	(4.0)	63.3	36.8
Consolidated Total	$609.9	$540.1	12.9	$(9.2)	$530.9	14.9

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	68.1	70.9			71.4
Space & Defense	17.7	16.7			16.7
Industrial	14.2	12.4			11.9
Consolidated Total	100.0	100.0			100.0

(a)

To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter ended March 31, 2018 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2019 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
First Quarter 2019
Net sales to external customers	$487.7	$122.2	$-	$609.9
Intersegment sales	19.2	0.1	(19.3)	-
Total sales	506.9	122.3	(19.3)	609.9

Operating income (loss)	112.5	14.8	(24.5)	102.8
% Operating margin	22.2%	12.1%		16.9%

Depreciation and amortization	34.9	3.8	-	38.7
Stock-based compensation expense	4.1	0.8	6.2	11.1
Accrual based additions to capital expenditures	56.8	0.7	-	57.5

First Quarter 2018
Net sales to external customers	$444.6	$95.5	$-	$540.1
Intersegment sales	19.2	-	(19.2)	-
Total sales	463.8	95.5	(19.2)	540.1

Operating income (loss)	91.0	9.9	(18.5)	82.4
% Operating margin	19.6%	10.4%		15.3%

Depreciation and amortization	27.5	2.3	-	29.8
Stock-based compensation expense	3.6	0.7	5.6	9.9
Accrual based additions to capital expenditures	45.3	-	-	45.3
(a)	Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	March 31,	December 31,	March 31,
(In millions)	2019	2018	2018

Current portion finance lease	$0.7	$0.3	$-
Euro term loan	9.0	9.1	4.4
Total current debt	9.7	9.4	4.4

Non-current portion of Euro term loan	50.5	51.4	65.1
Senior unsecured credit facility	414.0	202.0	78.0
4.7% senior notes due 2025	300.0	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
Senior notes original issue discounts	(1.9)	(2.0)	(2.2)
Senior notes deferred financing costs	(4.7)	(4.8)	(5.4)
Other debt	2.1	0.8	0.1
Total long-term debt	1,160.0	947.4	835.6
Total Debt	1,169.7	956.8	840.0
Less: Cash and cash equivalents	(43.7)	(32.7)	(49.8)
Total debt, net of cash	$1,126.0	$924.1	$790.2